Exhibit 10.3

April 18, 2020

Michelle Keefe
[personal address]

Re:  Waiver of Compensation

Dear Michelle:

        This letter serves to memorialize your agreement to reduce your annual base salary from $567,000 (the “Original Base Salary”) to $460,000 from May 1, 2020 through September 30, 2020 (the “Waiver Period”), subject to extension of the Waiver Period by mutual written agreement of you and Syneos Health, Inc. (the “Company”).

        Although your annual base salary will be reduced during the Waiver Period, your Management Incentive Plan (“MIP”) target bonus opportunity for 2020 will continue to be calculated based on your Original Base Salary. In addition, if you experience a severance-qualifying termination of employment during the Waiver Period, the MIP and salary portion of your cash severance payment will be calculated based on your Original Base Salary.

        However, you agree that none of the foregoing will constitute an event giving rise to a Good Reason for purposes of the Syneos Health Inc. Executive Severance Plan, any outstanding Company equity award held by you or any other agreement between you and the Company.

        Other than as described in this letter, all other terms and conditions of your service remain unchanged.

        Please indicate your acceptance and acknowledgement of, and agreement to, the foregoing by signing below.

Sincerely,
Syneos Health, Inc.
By: /s/ Jonathan Olefson
Name: Jonathan Olefson
Title: General Counsel

Agreed and Acknowledged:

/s/ Michelle Keefe
Name: Michelle Keefe

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